     For Immediate Release
     November 2, 2012

Aleris Reports Third Quarter 2012 Results
CLEVELAND, Ohio – November 2, 2012 – Aleris International, Inc. today reported unaudited results for the three and nine months ended September 30, 2012.

Third Quarter Performance Highlights

▪	Volumes declined 2% in the third quarter of 2012 compared to the third quarter of 2011.

▪	Excluding acquired businesses, volumes declined 4%.

▪	Global aerospace and automotive market segment volumes up 9% and 12%, respectively.

▪	North American building and construction industry volumes up 23%.

▪	Regional European demand for plate and coil continues to lag prior year.

▪	Net income attributable to Aleris International, Inc. for the third quarter of 2012 was $33 million compared to $28 million for the third quarter of 2011.

▪	Third quarter 2012 Adjusted EBITDA was $78 million compared to $96 million in the prior year.
▪Lower LME prices and scrap availability reduced metal and scrap spreads by $18 million.
▪Productivity gains exceeded inflation by $5 million.
▪Improved product mix from global market segments partially offset lower volumes.

▪	Cash provided by operating activities totaled $56 million in the third quarter of 2012 compared to $125 million for the third quarter of 2011.

▪	Capital expenditures increased in the third quarter of 2012 to $97 million.
▪Zhenjiang, China rolling mill is scheduled to begin production in 1Q 2013.
▪Wide auto body sheet expansion project in Duffel, Belgium to be completed by year end.
▪Wide coating line in Ashville, Ohio to be completed by year end.

▪	Liquidity at September 30, 2012 was $583 million consisting of $477 million of availability under the Company’s ABL Facility plus $106 million of cash.

▪	$500 million private placement of 7 7/8% senior notes completed on October 23, 2012.

Aleris International, Inc.(1)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
(Dollars in millions, metric tons in thousands)	(unaudited)

Invoiced metric tons:
Rolled Products North America	102	98	305	287
Rolled Products Europe	78	77	223	247
Extrusions	17	19	53	60
Recycling and Specification Alloys North America	211	223	663	671
Recycling and Specification Alloys Europe	95	96	296	302
Intersegment shipments	(11)	(9)	(30)	(29)
Total invoiced metric tons (2)	493	505	1,510	1,537

Revenue	$1,081	$1,247	$3,392	$3,767

Net income attributable to Aleris International, Inc.	$33	$28	$114	$142

Adjusted EBITDA	$78	$96	$249	$270

Cash provided by operating activities	$56	$125	$91	$150

(1)
Aleris International, Inc. is a wholly owned subsidiary of Aleris Corporation whose assets, liabilities and operations consist solely of those of Aleris International, Inc. The results of operations of Aleris Corporation are identical to Aleris International, Inc.

(2)	Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.
Revenue for the third quarter of 2012 was approximately $1.1 billion compared to $1.2 billion in the third quarter of 2011. An improved product mix resulting from higher demand from our aerospace and automotive global market segments, higher North American building and construction volumes, and a lower percentage of recycling toll volumes partially offset the negative impact of a 20 percent decline in London Metal Exchange (“LME”) prices, tighter metal spreads, a stronger U.S. dollar and weaker regional European demand.
Adjusted EBITDA totaled $78 million in the third quarter of 2012 compared to $96 million in the third quarter of 2011. Third quarter results were favorably impacted by a more profitable mix of products sold, driven by higher volumes in the Company’s global market segments and the North American building and construction end use. In addition, the quarter benefited from continued productivity gains of $15 million, which more than offset inflation of $10 million. Third quarter results were negatively impacted by a reduction in scrap and metal spreads caused by lower aluminum prices and limited scrap availability, which reduced Adjusted EBITDA by approximately $18 million, lower regional European demand for rolled products and $4 million of one-time gains recorded in the third quarter of 2011.
Net income attributable to Aleris International, Inc. for the third quarter of 2012 was $33 million compared to $28 million for the third quarter of 2011. Third quarter 2012 net income was favorably impacted by a $22 million favorable variation in unrealized gains on derivative financial instruments, a $12 million one-time contract termination charge recorded in the third quarter of 2011, and a $6 million favorable variation in currency exchange rate gains on debt. Partially offsetting these favorable items were a $4 million increase in start-up expenses related to the Zhenjiang rolling mill, a $3 million increase in depreciation expense associated with our strategic capital expenditure initiatives, a $4 million unfavorable variation in metal price lag (metal price lag represents the financial impact of the timing difference between when aluminum prices included in our revenues are established and when aluminum purchase prices included in our cost of sales are established), and an $8 million increase in income tax provisions compared to the third quarter of 2011 as well as the previously discussed factors that impacted Adjusted EBITDA.
In the third quarter of 2012, cash provided by operating activities was $56 million compared to $125 million provided in the third quarter of 2011. This decrease was primarily due to increasing LME prices during the third quarter of 2012 compared to declining LME prices during the third quarter of 2011. Capital expenditures were $97 million in the third quarter of 2012 compared to $48 million in the third quarter of 2011. Capital spending was in line with planned spending on strategic growth initiatives, including the Zhenjiang rolling mill, the Duffel wide auto body sheet expansion, the Ashville wide coating line installation and numerous other furnace upgrades and scrap optimization initiatives in the global recycling business, all of which are progressing on schedule.
At September 30, 2012, the Company’s long-term indebtedness consisted primarily of $500 million of 7 5/8% senior notes, $45 million of exchangeable notes, and $146 million of non-recourse term-loan debt held by Aleris Zhenjiang, the Company’s China subsidiary. Aleris had $583 million of liquidity at September 30, 2012, which consisted of $477 million of availability under the Company’s revolving credit facility plus $106 million of cash.
Rolled Products North America (“RPNA”)
RPNA’s segment income of $30 million in the third quarter of 2012 was consistent with the third quarter of 2011. Segment Adjusted EBITDA increased 5 percent, to $30 million in the third quarter of 2012 from $28 million in the third quarter of 2011. Volumes increased by 5 percent, which contributed $2 million in segment Adjusted EBITDA. The volume increase was driven by increased demand from customers in the building and construction industry partially offset by lower demand from distributors due to uncertainty over the strength of the U.S. economic recovery. The segment posted $6 million of productivity savings in the quarter, which more than offset inflation. These improvements were partially offset by continued year-over-year scrap spread compression and limited scrap availability, which resulted in an increase in the use of higher priced primary aluminum. Negative scrap spreads reduced third quarter of 2012 Adjusted EBITDA by $4 million compared to the third quarter of 2011. In spite of this pressure on scrap spreads, segment Adjusted EBITDA per ton increased slightly in the third quarter of 2012 from $290 to $291.
Segment income was unchanged as a result of the factors that impacted segment Adjusted EBITDA as well as a $1 million unfavorable change in metal price lag. The effects of metal price lag are not included in segment Adjusted EBITDA.
Rolled Products Europe (“RPEU”)
RPEU’s segment income decreased to $43 million in the third quarter of 2012 from $53 million in the third quarter of 2011. Segment Adjusted EBITDA decreased to $40 million in the third quarter of 2012 from $48 million in the third quarter of 2011. The positive impact of a more profitable value-added product mix, led by 12 percent and 9 percent increases in global automotive and global aerospace market segment volumes, respectively, significantly reduced the impact of weaker regional demand for plate and coil in Europe caused by the continued uncertainty surrounding Europe’s economic crisis. This favorable mix of products sold kept the unfavorable volume-related variance in segment Adjusted EBITDA to $1 million despite a 7 percent decline in overall volumes, excluding volumes associated with the cast house assets acquired from Voerde Aluminium GmbH (“Voerde”) in August 2012. Segment performance in the third quarter of 2012 was also impacted by $4 million of inflation in employee and energy costs, as well as $4 million of one-time gains recorded in the third quarter of 2011. These factors decreased segment

Adjusted EBITDA per ton to $551 in the third quarter of 2012, excluding the volumes associated with the Voerde cast house assets, compared to $626 in the third quarter of 2011.
The decrease in segment income was driven by the factors that drove the decrease in segment Adjusted EBITDA, as well as a $3 million unfavorable variance in metal price lag.
Extrusions
Extrusions’ segment income increased to $6 million in the third quarter of 2012 from $4 million in the third quarter of 2011. Segment Adjusted EBITDA increased to $4 million in the third quarter of 2012 from $3 million in the third quarter of 2011. Segment Adjusted EBITDA per ton increased to $244 in the third quarter of 2012 from $174 in the third quarter of 2011. Profitability was positively impacted by a higher value-added product mix in rail, aerospace and automotive applications which more than offset a 13 percent decline in overall volume associated with economic uncertainty in Europe. Productivity savings continued to offset base inflation.
Recycling and Specification Alloys North America (“RSAA”)
RSAA’s segment income and segment Adjusted EBITDA declined to $9 million in the third quarter of 2012 from $21 million in the third quarter of 2011. The segment’s performance continued to be negatively impacted by tighter metal spreads resulting from lower aluminum prices and higher scrap prices due to limited scrap availability. Tighter metal spreads reduced segment income by $12 million in the third quarter of 2012 compared to the third quarter of 2011. Volumes in the segment were 5 percent lower in the third quarter of 2012 versus 2011, negatively impacting segment Adjusted EBITDA by $2 million. Higher volumes from automotive customers were more than offset by lower spot sales due to tighter metal spreads and the impact of customer in-sourcing. Productivity gains related to furnace and scrap optimization initiatives more than offset inflation and improved third quarter of 2012 segment Adjusted EBITDA by $3 million. Segment Adjusted EBITDA per ton decreased to $43 in the third quarter of 2012 from $96 in the third quarter of 2011.
Recycling and Specification Alloys Europe (“RSEU”)
RSEU’s segment income and segment Adjusted EBITDA decreased to $5 million in the third quarter of 2012 from $8 million in the third quarter of 2011. Although third quarter volumes were consistent with the prior year's period, tighter metal spreads continued to negatively impact the segment's performance as imports of specification alloys from southern Europe resulted in lower selling prices. Productivity savings more than offset inflation. Segment Adjusted EBITDA per ton declined to $49 in the third quarter of 2012 from $86 in the third quarter of 2011.
Year-to-Date Results

Key financial highlights for the nine months ended September 30, 2012 include:

▪
Revenues of approximately $3.4 billion compared to approximately $3.8 billion for the prior year period, a decrease of 10 percent attributable to lower volumes, lower LME prices, tighter metal spreads and a stronger U.S. dollar, offset partially by improved product mix and commercial pricing efforts that drove higher rolling margins.

▪	Net income attributable to Aleris International, Inc. was $114 million compared to approximately $142 million for the prior year period.

▪	Adjusted EBITDA decreased 8 percent to $249 million from $270 million, with $41 million attributable to tighter scrap and metal spreads, partially offset by higher North American rolling margins, higher selling prices for extruded products, productivity savings, which offset inflation, lower research and development spending and positive currency impacts.

▪
Cash provided by operating activities of $91 million compared to $150 million for the prior year period. The decrease was driven by lower earnings in 2012 and higher payments for prior year interest, incentive compensation and other accruals.

▪	Capital expenditures increased to $286 million from $108 million during the prior year period as spending on the Company’s strategic growth initiatives continued to progress as planned.
Conference Call and Webcast Information
Aleris will hold a conference call on November 2, 2012 at 9:00 a.m. Eastern Daylight Time. Steven J. Demetriou, chairman and chief executive officer, and Sean M. Stack, executive vice president and chief financial officer, will host the call to discuss results.
The call can be accessed by dialing 1-877-398-9483 or 1-760-298-5072 (for international callers) and referencing ID # 60049929, or through the Company’s website, www.aleris.com. A replay of the call will be posted on the Company’s website in the Investor Relations section.
Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “will,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “look forward to,”  “intend” and similar expressions intended to connote future events and circumstances constitute forward-looking statements. Forward-looking statements include statements about, among other things, future costs and prices of commodities, production volumes, industry trends, demand for our products and services, anticipated cost savings, anticipated benefits from new products or facilities, and projected results of operations.  Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in or implied by any forward-looking statement. Important factors that could cause actual results to differ materially from those expressed or implied by forward-looking statements  include, but are not limited to, the following: (1) our ability to successfully implement our business strategy; (2) the cyclical nature of the aluminum industry, our end-use segments and our customers’ industries; (3) our ability to fulfill our substantial capital investment requirements; (4) variability in general economic conditions on a global or regional basis; (5) our ability to retain the services of certain members of our management; (6) our ability to enter into effective metal, natural gas and other commodity derivatives or arrangements with customers to manage effectively our exposure to commodity price fluctuations and changes in the pricing of metals; (7) our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur; (8) increases in the cost of raw materials and energy; (9) the loss of order volumes from any of our largest customers; (10) our ability to retain customers, a substantial number of whom do not have long-term contractual arrangements with us; (11) our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations; (12) competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry segments we serve; (13) risks of investing in and conducting operations on a global basis, including political, social, economic, currency and regulatory factors; (14) current environmental liabilities and the cost of compliance with and liabilities under health and safety laws; (15) labor relations (i.e., disruptions, strikes or work stoppages) and labor costs; (16) our levels of indebtedness and debt service obligations; (17) the possibility that we may incur additional indebtedness in the future; (18) limitations on operating our business as a result of covenant restrictions under our indebtedness; and (19) other factors discussed in our filings with the Securities and Exchange

Commission, including the sections entitled “Risk Factors” contained therein. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether in response to new information, futures events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures
In addition to the results reported in accordance with GAAP, this press release includes information regarding certain non-GAAP financial measures. Management uses EBITDA, Adjusted EBITDA, segment Adjusted EBITDA, commercial margin and segment commercial margin as performance metrics and believes these measures provide additional information commonly used by the holders of the Senior Notes and parties to our ABL Facility with respect to the ongoing performance of our underlying business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. In addition, EBITDA with certain adjustments is a component of certain covenants under the indenture governing our Senior Notes. Adjusted EBITDA, including the impacts of metal price lag, is a component of certain financial covenants under the credit agreement governing the ABL Facility. Management also uses commercial margin, including segment commercial margin, as a performance metric and believes that it provides useful information regarding the performance of our segments because it measures the price at which we sell our aluminum products above the hedged cost of the metal and the effects of metal price lag, thereby reflecting the value-added components of our commercial activities independent of aluminum prices which we cannot control.

Our EBITDA calculations represent net income and loss attributable to Aleris International, Inc. before interest income and expense, provision for and benefit from income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding metal price lag, reorganization items, net, unrealized gains and losses on derivative financial instruments, restructuring items, net, the impact of recording inventory and other items at fair value through fresh-start and purchase accounting, currency exchange gains and losses on debt, stock-based compensation expense, start-up expenses, and certain other gains and losses. Segment Adjusted EBITDA represents Adjusted EBITDA on a per segment basis. EBITDA as defined in the indenture governing our Senior Notes also limits the amount of adjustments for cost savings, operational improvement and synergies for the purpose of determining our compliance with such covenants. Adjusted EBITDA as defined under our ABL Facility also limits the amount of adjustments for restructuring charges incurred after June 1, 2010 and requires additional adjustments be made if certain annual pension funding levels are exceeded. Commercial margin represents revenues less the hedged cost of metal and the effects of metal price lag. Segment commercial margin represents commercial margin on a per segment basis.

EBITDA, Adjusted EBITDA, segment Adjusted EBITDA, commercial margin and segment commercial margin, as we use them may not be comparable to similarly titled measures used by other companies. We calculate EBITDA, Adjusted EBITDA and segment Adjusted EBITDA by eliminating the impact of a number of items we do not consider indicative of our ongoing operating performance. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. However, EBITDA, Adjusted EBITDA, segment Adjusted EBITDA, commercial margin and segment commercial margin are not financial measurements recognized under GAAP, and when analyzing our operating performance, investors should use EBITDA, Adjusted EBITDA, segment Adjusted EBITDA, commercial margin and segment commercial margin in addition to, and not as an alternative for, net income and loss attributable to Aleris International, Inc., operating income and loss, or any other performance measure derived in accordance with GAAP, or in addition to, and not as an alternative for, cash flow from operating activities as a measure of our liquidity. EBITDA, Adjusted EBITDA, segment Adjusted EBITDA, commercial margin and segment commercial margin have limitations as analytical tools, and they should not be considered in isolation, or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP.
About Aleris

Aleris is a privately-held, global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. Headquartered in Cleveland, Ohio, Aleris operates 42 production facilities in North America, Europe and Asia. For more information, visit www.aleris.com.
……………………………………………………………………………………………………………

The information disclosed in this press release is believed by Aleris to be accurate as of the date hereof. Aleris expressly disclaims any duty to update the information contained in this press release. Persons engaging in any transactions with Aleris or in Aleris’s securities are cautioned that there may exist other material information regarding Aleris that is not publicly available.

Investor Contact:    Eric Rychel
Phone: 216-910-3229

Media Contact:    Shannon Bennett
Phone: 216-910-3664

Aleris International, Inc.

Consolidated Statements of Comprehensive Income
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues	$1,081.0	$1,247.1	$3,392.2	$3,766.7
Cost of sales	960.8	1,126.1	3,018.4	3,382.5
Gross profit	120.2	121.0	373.8	384.2
Selling, general and administrative expenses	66.5	76.2	195.0	206.0
Losses (gains) on derivative financial instruments	1.3	0.7	3.3	(3.5)
Other operating expense, net	0.8	2.4	2.1	0.4
Operating income	51.6	41.7	173.4	181.3
Interest expense, net	10.7	11.8	33.8	34.2
Other expense (income), net	0.9	2.6	0.4	(4.2)
Income before income taxes	40.0	27.3	139.2	151.3
Provision for (benefit from) income taxes	7.5	(0.3)	25.6	9.6
Net income	32.5	27.6	113.6	141.7
Net loss attributable to noncontrolling interest	(0.3)	(0.3)	(0.9)	(0.1)
Net income attributable to Aleris International, Inc.	$32.8	$27.9	$114.5	$141.8

Comprehensive income	$44.5	$1.5	$109.9	$145.6
Comprehensive loss attributable to noncontrolling interest	(0.3)	(0.2)	(1.0)	—
Comprehensive income attributable to Aleris International, Inc.	$44.8	$1.7	$110.9	$145.6

Aleris International, Inc.
Operating and Segment Information
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2012	2011	2012	2011

Segment income:
RPNA	$30.3	$30.0	$91.2	$86.3
RPEU	42.6	52.7	126.4	120.8
Extrusions	5.6	3.9	16.5	9.4
RSAA	9.2	21.5	40.4	62.2
RSEU	4.7	8.3	17.4	31.6
Total segment income	92.4	116.4	291.9	310.3

Depreciation and amortization	(20.0)	(17.0)	(59.2)	(50.9)
Corporate general and administrative expenses, excluding depreciation, amortization and start-up expenses	(12.4)	(15.2)	(42.1)	(42.5)
Interest expense, net	(10.7)	(11.8)	(33.8)	(34.2)
Unallocated (losses) gains on derivative financial instruments	(0.7)	(22.5)	2.8	(14.0)
Unallocated currency exchange gains (losses)	0.7	(5.3)	(0.2)	(1.4)
Start-up expenses	(8.3)	(4.0)	(17.5)	(8.2)
Other expense, net (including research and development contract termination costs)	(1.0)	(13.3)	(2.7)	(7.8)
Income before income taxes	$40.0	$27.3	$139.2	$151.3

Aleris International, Inc.
Operating and Segment Information
(unaudited)
(Dollars in millions, except per ton measures, metric tons in thousands)

	For the three months ended		For the nine months ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Invoiced metric tons:
RPNA	102.2	97.7	304.8	287.2
RPEU (1)	78.5	77.4	222.8	246.9
Extrusions	16.8	19.3	53.4	59.5
RSAA	211.1	223.3	662.6	670.5
RSEU	95.5	95.8	295.9	302.0
Intersegment shipments	(10.9)	(8.7)	(29.8)	(29.2)
Total invoiced metric tons	493.2	504.8	1,509.7	1,536.9

(1) Excluding shipments from our Voerde cast house, metric tons were 72.3 and 216.6 for the three and nine months ended September 30, 2012, respectively.

Revenues:
RPNA	$328.8	$365.5	$1,003.3	$1,054.6
RPEU	330.6	391.3	1,008.7	1,206.7
Extrusions	89.1	106.6	276.7	323.9
RSAA	219.1	247.1	732.4	750.3
RSEU	142.8	174.2	456.8	544.7
Intersegment revenues	(29.4)	(37.6)	(85.7)	(113.5)
Total revenues	$1,081.0	$1,247.1	$3,392.2	$3,766.7

Segment commercial margin:
RPNA	$123.6	$122.3	$368.1	$352.0
RPEU	148.7	152.3	434.4	464.4
Extrusions	39.9	44.0	121.8	128.2
RSAA	69.7	83.7	223.3	242.0
RSEU	44.2	51.1	142.1	165.8
Total segment commercial margin	$426.1	$453.4	$1,289.7	$1,352.4

Segment commercial margin per metric ton:
RPNA	$1,209.6	1,252.3	1,207.7	1,225.6
RPEU	1,894.4	1,968.9	1,950.2	1,880.9
Extrusions	2,371.9	2,283.4	2,280.4	2,154.6
RSAA	330.0	374.9	336.9	360.9
RSEU	463.2	533.3	480.2	549.1

Segment Adjusted EBITDA:
RPNA	$29.7	$28.3	$88.2	$83.3
RPEU	39.8	48.4	119.3	121.1
Extrusions	4.1	3.4	13.8	8.1
RSAA	9.2	21.5	40.4	62.2
RSEU	4.7	8.3	17.4	31.6
Corporate	(9.1)	(13.5)	(30.5)	(36.4)
Total Adjusted EBITDA	$78.4	$96.4	$248.6	$269.9

Segment Adjusted EBITDA per metric ton:
RPNA	$290.7	$289.5	$289.3	$290.0
RPEU (2)	507.4	625.6	535.4	490.6
Extrusions	243.7	174.1	257.8	135.7
RSAA	43.4	96.1	61.0	92.8
RSEU	49.2	86.2	58.8	104.7
Aleris International, Inc.	159.0	191.1	164.6	175.6

(2) Excluding shipments from our Voerde cast house, Adjusted EBITDA per metric ton was $551.2 and $550.8 for the three and nine months ended September 30, 2012, respectively.

Aleris International, Inc.

Consolidated Balance Sheet
(unaudited)
(in millions, except share and per share data)

ASSETS	September 30, 2012	December 31, 2011
Current Assets
Cash and cash equivalents	$105.8	$231.4
Accounts receivable (net of allowances of $9.3 and $8.7 at September 30, 2012 and December 31, 2011, respectively)	496.2	401.1
Inventories	625.7	585.7
Deferred income taxes	6.0	6.0
Prepaid expenses and other current assets	19.4	23.0
Total Current Assets	1,253.1	1,247.2
Property, plant and equipment, net	946.4	670.5
Intangible assets, net	46.1	47.7
Deferred income taxes	33.9	33.9
Other long-term assets	47.6	38.3
Total Assets	$2,327.1	$2,037.6

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable	$369.6	$287.4
Accrued liabilities	238.2	233.1
Deferred income taxes	6.2	6.2
Current portion of long-term debt	10.3	6.9
Total Current Liabilities	624.3	533.6
Long-term debt	684.9	595.1
Deferred income taxes	13.4	5.1
Accrued pension benefits	196.8	206.2
Accrued postretirement benefits	52.1	52.9
Other long-term liabilities	72.7	79.1
Total Long-Term Liabilities	1,019.9	938.4
Redeemable preferred stock; par value $.01; 5,000 shares authorized and issued	5.6	5.4
Redeemable noncontrolling interest	8.5	—
Stockholder’s Equity
Common stock; par value $.01; 5,000 shares authorized and 100 shares issued	—	—
Additional paid-in capital	569.8	563.2
Retained earnings	131.5	19.7
Accumulated other comprehensive loss	(32.5)	(29.0)
Total Aleris International, Inc. Equity	668.8	553.9
Noncontrolling interest	—	6.3
Total Equity	668.8	560.2
Total Liabilities and Equity	$2,327.1	$2,037.6

Aleris International, Inc.

Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
Operating activities
Net income	$32.5	$27.6	$113.6	$141.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20.0	17.0	59.2	50.9
Provision for deferred income taxes	1.3	0.7	8.3	1.5
Stock-based compensation expense	2.8	2.8	8.1	7.3
Unrealized losses (gains) on derivative financial instruments	0.5	22.3	(3.2)	13.4
Unrealized currency exchange (gains) losses on debt	(0.4)	5.3	0.5	(1.0)
Amortization of debt issuance costs	1.6	1.5	4.7	4.5
Other non-cash (gains) losses, net	(0.8)	2.0	(1.1)	(5.9)
Changes in operating assets and liabilities:
Change in accounts receivable	0.2	30.0	(97.4)	(130.7)
Change in inventories	11.3	7.4	(41.5)	(53.5)
Change in other assets	(6.0)	4.1	(7.7)	(3.7)
Change in accounts payable	(0.1)	16.4	69.6	88.4
Change in accrued liabilities	(7.3)	(11.8)	(21.9)	36.8
Net cash provided by operating activities	55.6	125.3	91.2	149.7
Investing activities
Payments for property, plant and equipment	(96.7)	(48.3)	(285.5)	(108.4)
Purchase of a business	(8.5)	—	(21.5)	—
Other	0.3	0.1	(0.2)	7.4
Net cash used by investing activities	(104.9)	(48.2)	(307.2)	(101.0)
Financing activities
Proceeds from issuance of Senior Notes, net of discount of $10.0	—	—	—	490.0
Proceeds from China Loan Facility	24.1	5.8	88.5	11.5
Net (payments on) proceeds from other long-term debt	(0.2)	(2.5)	2.0	(1.0)
Debt issuance costs	(0.1)	(0.4)	(0.4)	(7.2)
Contributions from noncontrolling interests	—	3.5	—	7.6
Dividends paid to Aleris Corporation	—	—	—	(400.0)
Other	(0.5)	(0.2)	(0.6)	2.0
Net cash provided by financing activities	23.3	6.2	89.5	102.9
Effect of exchange rate differences on cash and cash equivalents	1.4	(5.0)	0.9	0.8
Net (decrease) increase in cash and cash equivalents	(24.6)	78.3	(125.6)	152.4
Cash and cash equivalents at beginning of period	130.4	187.6	231.4	113.5
Cash and cash equivalents at end of period	$105.8	$265.9	$105.8	$265.9

Aleris International, Inc.

Reconciliation of Net Income Attributable to Aleris International, Inc. to
Adjusted EBITDA
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
Net income attributable to Aleris International, Inc.	$32.8	$27.9	$114.5	$141.8
Interest expense, net	10.7	11.8	33.8	34.2
Provision for (benefit from) income taxes	7.5	(0.3)	25.6	9.6
Depreciation and amortization	20.0	17.0	59.2	50.9
EBITDA	71.0	56.4	233.1	236.5
Unrealized losses (gains) on derivative financial instruments	0.5	22.3	(3.2)	13.4
Impact of recording assets at fair value through fresh-start and purchase accounting	(0.2)	0.9	(0.8)	2.2
Currency exchange (gains) losses on debt	(1.0)	5.0	0.3	(1.0)
Stock-based compensation expense	2.8	2.8	8.1	7.3
Start-up expenses	8.3	4.0	17.5	8.2
Favorable metal price lag	(4.7)	(8.7)	(12.1)	(6.3)
Other (including research and development contract termination costs)	1.7	13.7	5.7	9.6
Adjusted EBITDA	$78.4	$96.4	$248.6	$269.9

Aleris International, Inc.

Reconciliation of Adjusted EBITDA to
Cash Flows Provided by Operating Activities
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
Adjusted EBITDA	$78.4	$96.4	$248.6	$269.9
Unrealized (losses) gains on derivative financial instruments	(0.5)	(22.3)	3.2	(13.4)
Impact of recording assets at fair value through fresh-start and purchase accounting	0.2	(0.9)	0.8	(2.2)
Currency exchange gains (losses) on debt	1.0	(5.0)	(0.3)	1.0
Stock-based compensation expense	(2.8)	(2.8)	(8.1)	(7.3)
Start-up expenses	(8.3)	(4.0)	(17.5)	(8.2)
Favorable metal price lag	4.7	8.7	12.1	6.3
Other (including research and development contract termination costs)	(1.7)	(13.7)	(5.7)	(9.6)
EBITDA	71.0	56.4	233.1	236.5
Interest expense, net	(10.7)	(11.8)	(33.8)	(34.2)
(Provision for) benefit from income taxes	(7.5)	0.3	(25.6)	(9.6)
Depreciation and amortization	(20.0)	(17.0)	(59.2)	(50.9)
Net income attributable to Aleris International, Inc.	32.8	27.9	114.5	141.8
Net loss attributable to noncontrolling interest	(0.3)	(0.3)	(0.9)	(0.1)
Net income	32.5	27.6	113.6	141.7
Depreciation and amortization	20.0	17.0	59.2	50.9
Provision for deferred income taxes	1.3	0.7	8.3	1.5
Stock-based compensation expense	2.8	2.8	8.1	7.3
Unrealized losses (gains) on derivative financial instruments	0.5	22.3	(3.2)	13.4
Unrealized currency exchange (gains) losses on debt	(0.4)	5.3	0.5	(1.0)
Amortization of debt issuance costs	1.6	1.5	4.7	4.5
Other non-cash (gains) charges, net	(0.8)	2.0	(1.1)	(5.9)
Change in operating assets and liabilities:
Change in accounts receivable	0.2	30.0	(97.4)	(130.7)
Change in inventories	11.3	7.4	(41.5)	(53.5)
Change in other assets	(6.0)	4.1	(7.7)	(3.7)
Change in accounts payable	(0.1)	16.4	69.6	88.4
Change in accrued liabilities	(7.3)	(11.8)	(21.9)	36.8
Net cash provided by operating activities	$55.6	$125.3	$91.2	$149.7

Aleris International, Inc.

Reconciliation of Segment Income to
Segment Adjusted EBITDA
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
RPNA
Segment income	$30.3	$30.0	$91.2	$86.3
Favorable metal price lag	(0.6)	(1.8)	(3.0)	(3.0)
Segment Adjusted EBITDA (1)	$29.7	$28.3	$88.2	$83.3

RPEU
Segment income	$42.6	$52.7	$126.4	$120.8
Impact of recording amounts at fair value through fresh-start and purchase accounting	(0.2)	1.0	(0.7)	2.6
Favorable metal price lag	(2.6)	(5.3)	(6.4)	(2.2)
Segment Adjusted EBITDA (1)	$39.8	$48.4	$119.3	$121.1

Extrusions
Segment income	$5.6	$3.9	$16.5	$9.4
Impact of recording amounts at fair value through fresh-start and purchase accounting	—	1.1	(0.1)	(0.3)
Favorable metal price lag	(1.5)	(1.6)	(2.7)	(1.0)
Segment Adjusted EBITDA (1)	$4.1	$3.4	$13.8	$8.1

RSAA
Segment income	$9.2	$21.5	$40.4	$62.2
Segment Adjusted EBITDA (2)	9.2	21.5	40.4	62.2

RSEU
Segment income	$4.7	$8.3	$17.4	$31.6
Segment Adjusted EBITDA (2)	4.7	8.3	17.4	31.6

(1) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.
(2) There was no difference between segment income and segment Adjusted EBITDA for this segment.

Aleris International, Inc.

Reconciliation of Revenues to
Segment Commercial Margin
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
RPNA
Segment revenues	$328.8	$365.5	$1,003.3	$1,054.6
Hedged cost of metal	(204.6)	(241.4)	(632.2)	(699.6)
Favorable metal price lag	(0.6)	(1.8)	(3.0)	(3.0)
Segment commercial margin	$123.6	$122.3	$368.1	$352.0

RPEU
Segment revenues	$330.6	$391.3	$1,008.7	$1,206.7
Hedged cost of metal	(179.3)	(233.7)	(567.9)	(740.1)
Favorable metal price lag	(2.6)	(5.3)	(6.4)	(2.2)
Segment commercial margin	$148.7	$152.3	$434.4	$464.4

Extrusions
Segment revenues	$89.1	$106.6	$276.7	$323.9
Hedged cost of metal	(47.7)	(61.0)	(152.2)	(194.7)
Favorable metal price lag	(1.5)	(1.6)	(2.7)	(1.0)
Segment commercial margin	$39.9	$44.0	$121.8	$128.2

RSAA
Segment revenues	$219.1	$247.1	$732.4	$750.3
Hedged cost of metal	(149.4)	(163.4)	(509.1)	(508.3)
Segment commercial margin	$69.7	$83.7	$223.3	$242.0

RSEU
Segment revenues	$142.8	$174.2	$456.8	$544.7
Hedged cost of metal	(98.6)	(123.1)	(314.7)	(378.9)
Segment commercial margin	$44.2	$51.1	$142.1	$165.8